UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 20, 2013

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On August 20, 2013, Lexmark International, Inc., a Delaware corporation (“Lexmark”), issued a press release announcing that it had signed an agreement to acquire Saperion AG, a German stock corporation (“Saperion”) and leading developer and provider of enterprise content management and business process management software in Europe.  Pursuant to the terms of a Share Purchase and Assignment Agreement (the “Agreement”) by and among Lexmark International Technology, S.A., a Switzerland joint stock company and wholly-owned subsidiary of Lexmark (“LITSA”), the shareholders of Saperion (“Sellers”), and a representative of the Saperion shareholders, LITSA will acquire 100% of the issued and outstanding shares of Saperion from Sellers for total cash consideration of approximately $72 million (the “Purchase Price”).  Lexmark will pay the Purchase Price with non-U.S. cash.

Of the Purchase Price, approximately $6.7 million will be placed in escrow for a period of 18 months following the Closing Date (as defined in the Agreement) to secure indemnification obligations of Sellers relating to the accuracy of representations and warranties and the satisfaction of covenants set forth in the Agreement.  Each of LITSA and Sellers and have made customary representations and warranties and covenants in the Agreement.  The Agreement is subject to various closing conditions, including but not limited to merger control clearance in Germany and each party’s compliance with its covenants and agreements contained in the Agreement.  The Agreement contains certain termination rights, without termination fees, for both LITSA and Sellers.

The text of the press release announcing the agreement to acquire Saperion is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit No.	Description of Exhibit
	99.1	Press Release issued by Lexmark, dated August 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

August 20, 2013

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Lexmark, dated August 20, 2013.